EXHIBIT 99.1

FINANCIAL STATEMENTS

OF

THE UNITED ILLUMINATING COMPANY

AS OF AND FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2013 AND 2012

(UNAUDITED)

TABLE OF CONTENTS

Page
Number

Financial Statements:

Statement of Income for the three and nine months ended September 30, 2013 and 2012	3

Balance Sheet as of September 30, 2013 and 2012	4

Statement of Cash Flows for the nine months ended September 30, 2013 and 2012	6

Statement of Changes in Shareholder’s Equity	7

Notes to the Financial Statements	8

THE UNITED ILLUMINATING COMPANY
STATEMENT OF INCOME
(In Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2013	2012	2013	2012

Operating Revenues	219,199	$217,097	$602,371	$586,789

Operating Expenses
Operation
Purchased power	37,314	43,565	105,996	118,581
Operation and maintenance	54,919	52,440	166,131	160,863
Transmission wholesale	28,659	26,565	65,994	59,847
Depreciation and amortization	32,549	29,073	85,047	77,705
Taxes - other than income taxes	23,856	20,458	62,120	52,686
Regulatory disallowances	17,543	-	17,543	-
Total Operating Expenses	194,840	172,101	502,831	469,682
Operating Income	24,359	44,996	99,540	117,107

Other Income and (Deductions), net	4,280	6,933	14,152	16,444

Interest Charges, net
Interest on long-term debt	9,807	9,829	29,474	28,796
Other interest, net	(1,316)	198	(1,608)	1,898
	8,491	10,027	27,866	30,694
Amortization of debt expense and redemption premiums	360	362	1,072	1,079
Total Interest Charges, net	8,851	10,389	28,938	31,773

Income from Equity Investments	3,930	3,421	11,590	11,823

Income Before Income Taxes	23,718	44,961	96,344	113,601

Income Taxes	9,497	18,551	37,938	46,872

Net Income	$14,221	$26,410	$58,406	$66,729

The accompanying Notes to the Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET

ASSETS
(In Thousands)
(Unaudited)

	September 30,	September 30,
	2013	2012
Current Assets
Unrestricted cash and temporary cash investments	$11,201	$5,783
Restricted cash	1,887	3,145
Accounts receivable less allowance of $3,000 and $3,400, respectively	107,881	109,057
Unbilled revenues	38,296	39,704
Current regulatory assets (Note A)	62,224	59,469
Deferred income taxes	21,021	3,118
Refundable taxes	-	30,674
Current portion of derivative assets (Note A)	9,063	11,636
Other accounts receivable	14,520	9,242
Prepayments	10,694	9,242
Other	6,086	7,037
Total Current Assets	282,873	288,107

Other investments
Equity investment in GenConn (Note A)	126,609	125,295
Other	7,461	6,580
Total Other investments	134,070	131,875

Net Property, Plant and Equipment	1,743,910	1,620,353

Regulatory Assets (future amounts due from customers through the ratemaking process) (Note A)	622,915	630,463

Deferred Charges and Other Assets
Unamortized debt issuance expenses	6,350	7,049
Other long-term receivable	1,497	1,275
Derivative assets (Note A)	45,759	68,792
Other	9,852	9,521
Total Deferred Charges and Other Assets	63,458	86,637

Total Assets	$2,847,226	$2,757,435

The accompanying Notes to the Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET

LIABILITIES AND CAPITALIZATION
(In Thousands)
(Unaudited)

	September 30,	September 30,
	2013	2012
Current Liabilities
Line of credit borrowings	$42,000	$21,000
Current portion of long-term debt	-	14,000
Accounts payable	76,179	85,510
Dividends payable	41,600	-
Accrued liabilities	18,008	21,490
Current regulatory liabilities (Note A)	722	15,591
Taxes accrued	53,078	13,311
Interest accrued	8,387	9,189
Current portion of derivative liabilities (Note A)	26,915	30,683
Intercompany payable	24,500	0
Total Current Liabilities	291,389	210,774

Deferred Income Taxes (future tax liabilities owed to taxing authorities)	464,255	442,297

Regulatory Liabilities (future amounts owed to customers through the ratemaking process) (Note A)	133,852	102,726

Other Noncurrent Liabilities
Pension accrued	175,222	132,480
Connecticut Yankee contract obligation (Note J)	-	11,932
Other post-retirement benefits accrued	61,511	45,926
Derivative liabilities (Note A)	175,662	226,210
Other	6,550	20,019
Total Other Noncurrent Liabilities	418,945	436,567

Commitments and Contingencies (Note J)

Capitalization (Note B)
Long-term debt	770,460	770,460

Common Stock Equity
Common stock	1	1
Paid-in capital	629,730	629,730
Retained earnings	138,594	164,880
Net Common Stock Equity	768,325	794,611

Total Capitalization	1,538,785	1,565,071

Total Liabilities and Capitalization	$2,847,226	$2,757,435

The accompanying Notes to the Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
STATEMENT OF CASH FLOWS
(In Thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2013	2012
Cash Flows From Operating Activities
Net income	$58,406	$66,729
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	86,119	78,784
Deferred income taxes	16,438	43,505
Allowance for funds used during construction (AFUDC) - equity	(6,737)	(5,036)
Stock-based compensation expense (Note A)	362	317
Pension expense	20,861	15,750
Undistributed earnings in equity investments	(11,590)	(11,823)
Deferred Transmission (income) expense	10,635	(19,822)
Regulatory disallowances (Note C)	17,543	-
Other non-cash items, net	(734)	4,144
Changes in:
Accounts receivable, net	(17,660)	(22,988)
Unbilled revenues	5,282	(1,830)
Prepayments	(8,095)	(6,007)
Cash distributions from GenConn	7,704	16,304
Accounts payable	(7,372)	(13,137)
Interest accrued	(2,560)	(1,669)
Taxes accrued/refundable, net	21,989	37,877
Accrued liabilities	(3,771)	(7,594)
Accrued pension	(31,640)	(26,491)
Other assets	(630)	(453)
Other liabilities	(47)	566
Total Adjustments	96,097	80,397
Net Cash provided by Operating Activities	154,503	147,126

Cash Flows from Investing Activities
Plant expenditures including AFUDC debt	(124,437)	(134,769)
Cash distributions from GenConn	2,063	1,300
Changes in restricted cash	918	3,394
Deposits in New England East West Solution (NEEWS) (Note C)	(982)	(5,885)
Net Cash used in Investing Activities	(122,438)	(135,960)

Cash Flows from Financing Activities
Issuances of long-term debt	-	203,500
Payment of long-term debt	-	(103,500)
Equity infusion from parent	-	100,000
Line of credit borrowings (repayments), net	12,000	(179,000)
Payment of common stock dividend	(61,000)	(53,100)
Intercompany payable	26,500	14,000
Other	80	(856)
Net Cash used in Financing Activities	(22,420)	(18,956)

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	9,645	(7,790)
Balance at beginning of period	1,556	13,573
Balance at end of period	$11,201	$5,783

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$9,372	$18,276
Plant expenditures funded by deposits in NEEWS	$(18,469)	$(6,346)
Deposits in New England East West Solution (NEEWS)	$18,469	$6,346

The accompanying Notes to the  Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
September 30, 2013 and 2012
(Thousands of Dollars)
(Unaudited)

	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total
Balance as of September 30, 2011	100	$1	$529,730	$140,498	$670,229

Net income				77,482	77,482
Cash dividends				(53,100)	(53,100)
Equity infusion from parent			100,000		100,000
Balance as of September 30, 2012	$100	$1	$629,730	$164,880	$794,611

Net income				76,314	76,314
Cash dividends				(102,600)	(102,600)
Balance as of September 30, 2013	100	$1	$629,730	$138,594	$768,325

The accompanying Notes to the Financial Statements
are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

(A)  BUSINESS ORGANIZATION AND STATEMENT OF ACCOUNTING POLICIES

The United Illuminating Company (UI), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings), is a regulated operating electric public utility established in 1899. It is engaged principally in the purchase, transmission, distribution and sale of electricity for residential, commercial and industrial purposes.

UI is also a party to a joint venture with certain affiliates of NRG Energy, Inc. (NRG affiliates) pursuant to which UI holds 50% of the membership interests in GCE Holding LLC, whose wholly owned subsidiary, GenConn Energy LLC (collectively with GCE Holding LLC, GenConn) operates peaking generation plants in Devon, Connecticut (GenConn Devon) and Middletown, Connecticut (GenConn Middletown).

Accounting Records

The accounting records of UI are maintained in conformity with accounting principles generally accepted in the United States of America (GAAP).

The accounting records for UI are also maintained in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and the Public Utility Regulatory Authority (PURA).

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Certain immaterial amounts that were reported in the Financial Statements in previous periods have been reclassified to conform to the current presentation.

UI has evaluated subsequent events through the date its financial statements were available to be issued, November 18, 2013.

Derivatives

UI is party to contracts that are derivatives.  The fair values of the gross derivative assets and liabilities as of September 30, 2013 and 2012 were as follows:

	September 30,	December 31,
	2013	2012
	(In Thousands)
Gross derivative assets:
Current Assets	$9,063	$12,671
Deferred Charges and Other Assets	$45,759	$67,167

Gross derivative liabilties:
Current Liabilities	$26,915	$30,804
Noncurrent Liabilities	$175,662	$224,639

Contracts for Differences (CfDs)

Pursuant to Connecticut’s 2005 Energy Independence Act, the Connecticut Public Utilities Regulatory Authority (PURA) solicited bids to create new or incremental capacity resources in order to reduce federally mandated congestion charges, and selected four new capacity resources.  To facilitate the transactions between the selected capacity resources and Connecticut electric customers, and provide the commitment necessary for owners of these resources to obtain necessary financing, PURA required that UI and The Connecticut Light and Power Company (CL&P) execute long-

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

term contracts with the selected resources.  In August 2007, PURA approved four CfDs, each of which specifies a capacity quantity and a monthly settlement that reflects the difference between a forward market price and the contract price.  UI executed two of the contracts and CL&P executed the other two contracts.  The costs or benefits of each contract will be paid by or allocated to customers and will be subject to a cost-sharing agreement whereby approximately 20% of the cost or benefit is borne by or allocated to UI customers and approximately 80% is borne by or allocated to CL&P customers.

PURA has determined that costs associated with these CfDs will be recoverable by UI and CL&P, and in accordance with ASC 980 “Regulated Operations,” UI has deferred recognition of costs (a regulatory asset) or obligations (a regulatory liability).  The CfDs are marked-to-market in accordance with ASC 815 “Derivatives and Hedging.”  For those CfDs signed by CL&P, UI records its approximate 20% portion pursuant to the cost-sharing agreement noted above.  As of September 30, 2013, UI has recorded a gross derivative asset of $54.8 million, a regulatory asset of $147.8 million, and a gross derivative liability of $202.6 million ($134.0 million of which is related to UI’s portion of CL&P’s derivative liabilities).  See Note (K) “Fair Value of Financial Instruments” for additional CfD information.

The unrealized gains and losses from fair value adjustments to these derivatives recorded in regulatory assets or regulatory liabilities for the three- and nine-month periods ended September 30, 2013 and 2012 were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(In Thousands)		(In Thousands)

Regulatory Assets - Derivative liabilities	$(5,585)	$(1,832)	$(28,849)	$(7,613)

Regulatory Liabilities - Derivative assets	$-	$(27)	$-	$(15)

The increased unrealized losses in the three- and nine-month periods ended September 30, 2013 compared to September 30, 2012 is primarily due to increases in forward pricing.

Equity Investments

UI is party to a 50-50 joint venture with NRG affiliates in GenConn, which operates two peaking generation plants in Connecticut.  UI’s investment in GenConn is being accounted for as an equity investment, the carrying value of which was $126.6 million and $124.8 million as of September 30, 2013 and December 31, 2012, respectively.  As of September 30, 2013, there were approximately $4.0 million of undistributed earnings from UI’s equity investment in GenConn.

UI’s pre-tax income from its equity investment in GenConn was $11.6 million and $11.8 million for the nine-month periods ended September 30, 2013 and 2012, respectively.  The decline in 2013 earnings compared to 2012 is primarily due to the absence in the first quarter 2013 of non-recurring adjustments recorded in the first quarter of 2012 largely relating to 2011.  UI’s pre-tax income from its equity investment in GenConn was $3.9 million and $3.4 million for the three‑month periods ended September 30, 2013 and 2012, respectively.

Cash distributions from GenConn are reflected as either distributions of earnings or as returns of capital in the operating and investing sections of the Consolidated Statement of Cash Flows, respectively.  UI received cash distributions from GenConn of $9.8 million and $17.6 million during the nine-month periods ended September 30, 2013 and 2012, respectively.  Due to timing, UI did not receive any cash distributions from GenConn during the three‑month period ended September 30, 2013 but received distributions of $8.2 million in October of 2013.  UI received cash distributions from GenConn of $4.7 million during the three-month period ended September 30, 2012.

Regulatory Accounting

Unless otherwise stated below, all of UIL Holdings’ regulatory assets earn a return.  UIL Holdings’ regulatory assets and liabilities as of September 30, 2013 and December 31, 2012 included the following:

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

	Remaining	September 30,	September 30,
	Period	2013	2012
		(In Thousands)
Regulatory Assets:
Nuclear plant investments – above market	(a)	$238,868	$257,609
Connecticut Yankee	Not applicable	-	11,932
Unamortized redemption costs	8 to 20 years	11,502	12,304
Pension and other post-retirement benefit plans	(b)	234,302	179,422
Contracts for differences	(c)	147,726	176,492
Excess generation service charge	(d)	8,228	10,089
Storm costs	(e)	15,797	27,534
Deferred transmission income/expense	(f)	10,744	8,194
Other	(g)	17,972	6,356
Total regulatory assets		685,139	689,932
Less current portion of regulatory assets		62,224	59,469
Regulatory Assets, Net		$622,915	$630,463

Regulatory Liabilities:
Accumulated deferred investment tax credits	30 years	$4,502	$4,648
Income taxes due principally to book-tax differences	(g)	57,828	26,720
Deferred gain on sale of property	(a)	37,933	37,798
Middletown/Norwalk local transmission network service collections	36 years	21,545	22,118
Other	(g)	12,766	27,033
Total regulatory liabilities		134,574	118,317
Less current portion of regulatory liabilities		722	15,591
Regulatory Liabilities, Net		$133,852	$102,726

(a) Asset/Liability relates to the Competitive Transition Assessment (CTA).  Total CTA costs recovery and stranded cost amortization were substantially completed in the third quarter of 2013.  The remaining balances are fully offset by amounts primarily included in income taxes, due principally to book-tax differences.  As a result of the outcome of UI’s 2013 distribution rate request, PURA approved UI’s proposed rate treatment to leave CTA rates unchanged until January 1, 2014 at which point the charge will end and the remaining balances will be extinguished.
(b) Asset life is dependent upon timing of final pension plan distribution; balance, which is fully offset by a corresponding liability, is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits." See Note (G) “Pension and Other Benefits” for additional information.
(c) Asset life is equal to delivery term of related contracts (which vary from approximately 7 - 14 years); balance fluctuates based upon quarterly market analysis performed on the related derivatives (Note K); amount, which does not earn a return, is fully offset by corresponding derivative asset/liability.  See “-Contracts for Differences” discussion above for additional information.
(d) Working capital allowance for generation service charge; this amount fluctuates based upon cash inflows and outflows in a given period.
(e) Storm costs include accumulated costs for major storms occurring from January 2009 forward. See Note (C) “Regulatory Proceedings – Electric Distribution and Transmission – Rates” for a discussion of the recovery of these costs.
(f) Regulatory asset or liability which defers transmission income or expense and fluctuates based upon actual revenues and revenue requirements.
(g) Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities; asset amount includes decoupling ($12.4 million) and certain other amounts that are not currently earning a return. See Note (C) “Regulatory Proceedings – Electric Distribution and Transmission – Rates” for a discussion of the decoupling recovery period.

Stock-Based Compensation

Certain members of management participate in the UIL Holdings 2008 Stock and Incentive Compensation Plan. Total UI stock-based compensation expense for the nine-month periods ended September 30, 2013 and 2012 was $0.4 million and $0.3 million, respectively. Total UI stock-based compensation expense for each of the three-month periods ended September 30, 2013 and 2012 was $0.1 million.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Variable Interest Entities

UI has identified GenConn as a variable interest entity (VIE), which is accounted for under the equity method.  UI is not the primary beneficiary of GenConn, as defined in ASC 810 “Consolidation,” because it shares control of all significant activities of GenConn with its joint venturer, NRG affiliates.  As such, GenConn is not subject to consolidation.  GenConn recovers its costs through CfDs, which are cost of service-based and have been approved by PURA.  As a result, with the achievement of commercial operation by GenConn Devon and GenConn Middletown, UI’s exposure to loss is primarily related to the potential for unrecovered GenConn operating or capital costs in a regulatory proceeding, the effect of which would be reflected in the carrying value of UI’s 50% ownership position in GenConn and through “Income from Equity Investments” in UI’s Financial Statements.  Such exposure to loss cannot be determined at this time.  For further discussion of GenConn, see “–Equity Investments” as well as Note (C) “Regulatory Proceedings – Equity Investment in Peaking Generation.”

UI has identified the selected capacity resources with which UI has CfDs as VIEs and has concluded that UI is not the primary beneficiary as UI does not have the power to direct any of the significant activities of these capacity resources.   As such, UIL Holdings has not consolidated the selected capacity resources.  UI’s maximum exposure to loss through these agreements is limited to the settlement amount under the CfDs as described in “–Derivatives – Contracts for Differences (CfDs)” above.  UI has no requirement to absorb additional losses nor has UI provided any financial or other support during the periods presented that were not previously contractually required.

UI has identified the entities for which UI is required to enter into long-term contracts to purchase Renewable Energy Credits (RECs) as VIEs.  In assessing these contracts for VIE identification and reporting purposes, UIL Holdings has aggregated the contracts based on similar risk characteristics and significance to UI.  UI is not the primary beneficiary as UI does not have the power to direct any of the significant activities of these entities.  UI’s exposure to loss is primarily related to the purchase and resale of the RECs, but, any losses incurred are recoverable through electric rates.  For further discussion of RECs, see Note (C) “Regulatory Proceedings – New Renewable Source Generation.”

New Accounting Pronouncements

In July 2013, the FASB issued updated guidance to ASC 740 “Income Taxes” which prescribes the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists.    This guidance is effective during interim and annual periods beginning after December 15, 2013 and is to be applied on a prospective basis.  The implementation of this guidance is not expected to have a material impact on UIL Holdings’ consolidated financial statements.

(B)  CAPITALIZATION

Common Stock

UI had 100 shares of common stock; no par value, outstanding as of September 30, 2013 and 2012.

Long‑Term Debt

On October 25, 2013, UI entered into a note purchase agreement with a group of institutional accredited investors providing for the sale to such investors on October 25, 2013 of senior unsecured 3.95% notes in the principal amount of $75 million, due on October 25, 2023.  UI used the net proceeds from this long-term debt issuance to repay short-term debt.

(C)  REGULATORY PROCEEDINGS

In November 2012, pursuant to PA 12-148, PURA opened a docket to investigate UI’s and the Gas Companies’ performance in restoring service following Superstorm Sandy, which passed through Connecticut in October 2012. A final decision was issued on August 21, 2013, in which PURA found that the electric distribution companies and the gas

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

local distribution companies performed their storm-related activities in a timely and effective manner and made recommendations for certain improvements.

Superstorm Sandy caused extensive damage to the electric system in UI's service territory and resulted in approximately 284,000 customer outages.  In accordance with PURA regulatory decisions and past storm cost guidance, UI has established a regulatory asset for its storm-related expense.  UI’s cost of repairing the damage resulting from the storm and restoring service to customers was approximately $35.8 million, of which approximately $13.9 million was capitalized as property plant and equipment and the remainder as a regulatory asset.  As a result of PURA’s final decision in UI’s 2013 distribution rate case, a portion of this regulatory asset was disallowed.  See   “‑Rates” below for additional information regarding the recovery and disallowance of storm costs, including costs of Superstorm Sandy.

Rates

On February 15, 2013, UI filed an application to amend its existing distribution rate schedules for two rate years.  Included in this request is the initiation of the recovery of UI’s storm regulatory asset of approximately $53 million for previously incurred storm costs not included in rates.  UI’s application proposed a six-year recovery period for these costs along with the establishment of a storm reserve of $2 million per year to help address future storm costs, and the ability to defer additional storm costs above the reserve amount as a regulatory asset for recovery in a future proceeding.  UI does not currently have a storm reserve funded in rates.  In addition, UI proposed to use revenue from other sources, such as the 2010 and 2012 earnings sharing amounts owed to customers along with anticipated excess CTA revenue collections, to recover increased distribution revenue requirements through the end of 2013, which would allow the implementation of the proposed distribution rate increase to be deferred until January 1, 2014 coincident with the expiration of the CTA.

On August 14, 2013, PURA issued a final decision which became effective on that date and which, among other things, increased the UI distribution and CTA allowed return on equity (ROE) from 8.75% to 9.15%, continued UI’s existing earnings sharing mechanism by which UI and customers share on a 50/50 basis all distribution earnings above the allowed ROE in a calendar year, continued the existing decoupling mechanism, and approved the establishment of the requested storm reserve.  Additionally, the final decision disallowed approximately $22 million related to deferred storm costs and capital costs related to UI’s recently constructed administrative and operations buildings.  As a result of these disallowances and other adjustments related to the rate proceeding, UIL Holdings recorded a one-time pretax write off of $17.5 million related to UI in the third quarter of 2013.

On August 26, 2013, UI filed with PURA a Motion for Reconsideration of the Decision, seeking the correction of certain errors in the determination of UI’s revenue requirements, along with the reconsideration of certain elements of the disallowed items discussed above.  On September 18, 2013, PURA issued a decision to review UI’s petition for reconsideration.  The reconsideration to be undertaken by PURA could impact rates and the total amount written off in this quarter.

On September 30, 2013, PURA approved UI’s revised distribution decoupling filings for the 2011 and 2012 rate years which included decoupling adjustments of $4.0 million and $6.4 million, respectively.  UI began recovering these amounts from customers on October 1, 2013.  The recovery period for the decoupling adjustments will run through September 30, 2014.  On October 11, 2013, UI filed its distribution decoupling filing for the 2013 rate year under its previous rate case that ended on August 13, 2013 which included a decoupling adjustment of $0.9 million.  UI proposes to begin recovery of this amount from customers on January 1, 2014.  The recovery period for the decoupling adjustment is proposed to run through September 30, 2014.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Approval for the Issuance of Debt

Long-term debt issuances require regulatory authorization which is typically obtained for a specified amount of debt to be issued during a specified period of time.

UI has PURA approval for the issuance of up to $379 million principal amount of debt securities from 2010 through 2013 (the Proposed Notes).  UI was authorized to use the proceeds from the sale of the Proposed Notes for the following purposes:  (1) to finance capital expenditures; (2) the repayment of an equity bridge loan, the proceeds of which were used to finance UI’s equity contribution in GenConn for the development and construction of  GenConn Devon and GenConn Middletown; (3) to fund UI’s pension plan; (4) to partially repay short‑term borrowings that are incurred to temporarily fund the preceding needs; (5) to pay issuance costs related to the Proposed Notes; (6) to repay $103.5 million principal amount outstanding of pollution control revenue bonds, and (7) for general corporate purposes.  UI has issued $378.5 million principal amount of senior unsecured notes pursuant to such PURA approval, $100 million of which were issued in July 2010, $103.5 million of which were issued in January 2012,  $100 million of which were issued in April 2012, and $75 million of which were issued in October 2013.

Power Supply Arrangements

UI has wholesale power supply agreements in place for the supply of all of its standard service customers for all of 2013, and 30% for the first half of 2014.  Supplier of last resort service is procured on a quarterly basis.  UI determined that its contracts for standard service and supplier of last resort service are derivatives under ASC 815 “Derivatives and Hedging” and elected the “normal purchase, normal sale” exception under ASC 815 “Derivatives and Hedging.”  UI regularly assesses the accounting treatment for its power supply contracts.  These wholesale power supply agreements contain default provisions that include required performance assurance, including certain collateral obligations, in the event that UI’s credit rating on senior debt were to fall below investment grade.  If UI’s credit rating were to decline one rating and UI were to be placed on negative credit watch, monthly amounts due and payable to the power suppliers would be accelerated to semi-monthly payments.  UI’s credit rating would have to decline two ratings to fall below investment grade at either rating service.  If this were to occur, UI would have to deliver collateral security in an amount equal to the receivables due to the sellers for the thirty-day period immediately preceding the default notice.  If such an event had occurred as of September 30, 2013, UI would have had to post an aggregate of approximately $7.7 million in collateral.

New Renewable Source Generation

Under a 2011 Connecticut law (PA 11-80), UI and CL&P are required to enter into long-term contracts to purchase renewable energy credits (RECs) from small renewable generators located on customer premises.  Under this program, UI is required to enter into contracts totaling approximately $200 million in commitments over an approximate 21-year period.  The obligations will phase in over a six-year solicitation period, and are expected to peak at an annual commitment level of about $13.6 million per year after six years.  Upon purchase, the RECs will be accounted for as inventory.  UI expects to partially mitigate the cost of the contracts through the resale of the RECs.  PA 11-80 provides that the remaining costs of the contracts, including any gain or loss resulting from the resale of the RECs, are recoverable through electric rates.  In December 2011, UI and CL&P submitted a joint petition to PURA outlining a plan to address these requirements and in April 2012, PURA approved the program.  As of September 30, 2013, UI has entered into contracts totaling up to $2.9 million annually in payments for 15-year delivery terms commencing in 2013 and 2014.

Under PA 11-80 Connecticut electric utilities are authorized to submit a proposal to the Connecticut Department of Energy and Environmental Protection (DEEP) to build, own or operate one or more generation facilities up to 10 MW using Class I renewable energy.  In December 2011, DEEP announced that it had selected two 5 MW solar projects in CL&P service territory and CL&P executed contracts with the developers to purchase energy and associated products from both projects.  These contracts and the associated cost recovery have been approved by DEEP and PURA, respectively.  UI and CL&P executed a sharing arrangement, pursuant to which UI will pay 20% of the costs, and receive 20% of the benefits, associated with the projects.  Pursuant to PURA’s approval of the cost recovery, the payments made to projects are recoverable through electric rates.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Additionally, in January 2012, UI filed a proposal with PURA outlining a framework for approval of UI’s renewable connections program under which UI would develop up to 10 MW of renewable generation for recovery on a cost of service basis.  PURA issued a final decision in July 2012 approving the construction of one solar facility and two fuel cell facilities.  The decision approved an ROE equal to UI’s then currently allowed distribution ROE, which was 8.75%, over the life of the facility.  UI had requested an ROE of 9.5%.  In September 2012, PURA reopened the proceeding on its own motion and issued interrogatories, responses to which were filed by UI.  On August 28, 2013, UI and the Prosecutorial Division of PURA entered into a settlement agreement addressing the issues of disagreement, including balancing the risks of the projects with the ROE.  On October 23, 2013, PURA approved the settlement.  The settlement establishes a base ROE to be calculated as the greater of:  (A) current UI distribution ROE plus 25 basis points; and (B) current authorized distribution ROE for CL&P less (-) target equivalent market revenues (reflected as 25 basis points).  In addition, UI will retain a percentage of the market revenues from the project which percentage is expected to equate to approximately 25 basis points of the after-tax ROE.  Under the settlement, UI agreed to submit to PURA the budget for the approximately 7.8 MW in projects identified in its January 2012 filing with PURA within three months and to submit project details and budgets for the remaining 2.2 MW within twelve months.  If PURA fails to approve, or rejects or modifies the budget in any way, UI has the right to cancel the development of such project with no further liability.  The Settlement also provides that construction of any of these projects will be subject to the receipt of all required permits and approvals acceptable in form and substance to UI.

Under Section 6 of Public Act 13-303 (PA 13-303), DEEP may direct Connecticut’s electric distribution companies, including UI, to enter into contracts for energy and/or RECs from Class I renewable resources in a quantity up to 4% of UI’s distribution load.  On July 8, 2013, DEEP issued a request for proposals (RFP),and directed UI to enter into power purchase agreements with the winning bidders.  On September 19, 2013 UI entered into contracts that are pending approval by PURA.  The contracts are for 48.1 MW produced by a 250 MW wind farm in Maine, and 3.8 MW produced by a 20 MW solar project in Connecticut.  The quantity of energy and RECs to be purchased under these contracts total approximately 3.5% of UI’s distribution load.  PA 13-303 provides that costs of any such agreement are recoverable from customers.

Under Section 8 of Public Act 13-303 (PA 13-303), DEEP may direct Connecticut’s electric distribution companies, including UI, to enter into contracts for energy and/or RECs from biomass, landfill gas and small hydro projects that qualify as Connecticut Class I renewable resources in a quantity up to 4% of UI’s distribution load.  On October 21, 2013, DEEP issued an RFP and contracts are expected to be executed in December of 2013.  PA 13-303 provides that costs of any such agreements are recoverable from customers.

New England East-West Solution

Pursuant to an agreement with CL&P (the Agreement), UI has the right to invest in, and own transmission assets associated with, the Connecticut portion of CL&P’s New England East West Solution (NEEWS) projects to improve regional energy reliability.  NEEWS consists of four inter-related transmission projects being developed by subsidiaries of Northeast Utilities (NU), the parent company of CL&P, in collaboration with National Grid USA.  Three of the projects have portions located in Connecticut:  (1) the Greater Springfield Reliability Project, which is substantially complete, (2) the Interstate Reliability Project, which has Connecticut Siting Council approval and (3) the Central Connecticut Reliability Project being studied now as part of the "Greater Hartford Central Connecticut Study" (GHCC) due to the expanded scope of ISO-NE’s reassessment.  GHCC transmission solutions are being considered and a set of preferred solutions are expected to be identified by ISO-NE in late 2013 or early 2014.

Under the terms of the Agreement, UI has the option to make quarterly deposits to CL&P in exchange for ownership of specific NEEWS transmission assets as they are placed in service.  UI has the right to invest up to the greater of $60 million or an amount equal to 8.4% of CL&P’s costs for the Connecticut portions of the NEEWS projects.  Based upon the current projected costs, this amount is approximately $60 million.  As assets are placed in service, CL&P will transfer title to certain NEEWS transmission assets to UI in proportion to its investments, but CL&P will continue to maintain these portions of the transmission system pursuant to an operating and maintenance agreement (O&M Agreement) with UI.  Also, under the terms of the Agreement, there are certain circumstances under which CL&P can terminate the Agreement.  Such termination would have no effect on the assets previously transferred to UI.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Deposits associated with NEEWS are recorded as assets at the time the deposit is made and they are reported in the ‘Other’ line item within the Deferred Charges and Other Assets section of the consolidated balance sheet.   When title to the assets is transferred to UI, the amount of the corresponding deposit is reclassified from other assets to plant-in-service on the balance sheet and shown as a non-cash investing activity in the consolidated statement of cash flows.

As of September 30, 2013, UI has made aggregate deposits of $34.5 million under the Agreement since inception.  In September 2012, CL&P transferred approximately $6.2 million of transmission assets associated with the Greater Springfield Reliability Project to UI, at which time the O&M Agreement became effective.  In February 2013, CL&P transferred approximately $18.4 million of transmission assets, representing the remaining portion of the Greater Springfield Reliability Project, to UI.  UI earned pre-tax income on deposits, net of transferred assets, of approximately $0.3 million and $0.4 million in the three-month periods ended September 30, 2013 and 2012, respectively.  UI earned pre-tax income on deposits, net of transferred assets, of approximately $1.2 million and $1.1million in the nine-month periods ended September 30, 2013 and 2012, respectively.

Equity Investment in Peaking Generation

UI is party to a 50-50 joint venture with NRG affiliates in GenConn, which operates two peaking generation plants in Connecticut.  The two peaking generation plants, GenConn Devon and GenConn Middletown, are both participating in the ISO-New England markets.  PURA has approved revenue requirements for the period from January 1, 2013 through December 31, 2013 of $33.1 million and $40.2 million for GenConn Devon and GenConn Middletown, respectively.  In addition, PURA has ruled that GenConn project costs incurred that were in excess of the proposed costs originally submitted in 2008 were prudently incurred and are recoverable.  Such costs are included in the determination of the 2013 approved revenue requirements.

GenConn filed a rate case request with PURA on June 28, 2013, seeking approval of 2014 revenue requirements for the annual period commencing January 1, 2014 for both the GenConn Devon and GenConn Middletown facilities.  A final decision on this request is expected by the end of 2013.

Transmission Return on Equity (ROE)

PURA decisions do not affect the revenue requirements determination for transmission, including the applicable ROE, which are within the jurisdiction of the FERC.  For 2013, UI is estimating an overall allowed weighted-average ROE for its transmission business in the range of 12.2% to 12.4%, excluding the potential impacts of the final outcome of the complaints discussed below.

In September 2011, several New England governmental entities, including PURA, the Connecticut Attorney General and the Connecticut Office of Consumer Counsel, filed a joint complaint with the FERC against ISO-NE and several New England transmission owners, including UI, claiming that the current approved base ROE used in calculating formula rates for transmission service under the ISO-NE Open Access Transmission Tariff by the New England transmission owners  of 11.14% is not just and reasonable and seeking a proposed reduction of the base ROE to 9.20% to be effective for the period of October 1, 2011 through December 31, 2012.  A 25 basis point change in the weighted-average ROE for UI’s transmission business would change net income by approximately $0.6 million annually, for example.

On August 6, 2013, the presiding Administrative Law Judge issued an initial decision finding that the existing base ROE was unjust and unreasonable, and that the just and reasonable base ROE is 10.6% for the refund period of October 1, 2011 through December 31, 2012 and, for the period after a final opinion is issued by the FERC,  9.7%, prior to any adjustments that may be applied by the FERC in a final order based on the change in 10-year U.S. Treasury Bond rates from the date hearings closed to the date of the FERC’s order.  We expect the FERC to issue its final opinion in 2014.  UI recorded a reserve for the refund period of $2.6 million during the third quarter based upon its assessment of the ultimate outcome of the proceeding.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

In December 2012, various additional parties filed a complaint with the FERC against several New England transmission owners, including UI, seeking a proposed reduction of the base ROE to 8.70%, effective January 1, 2013.  The transmission owners filed an answer and request for dismissal in January 2013, including opposition to the establishment of a second 15 month refund period because the complaint seeks substantially the same relief against the same respondents but for a different 15 month period as the pending complaint of governmental entities.  The complainants filed their answer to the transmission owners’ answer in February 2013.  UI is unable to predict the outcome of this proceeding at this time.

(D)  SHORT‑TERM CREDIT ARRANGEMENTS

As of September 30, 2013, UI had $42 million outstanding under the revolving credit agreement, which will expire on November 30, 2016, entered into by and among UIL Holdings and its regulated subsidiaries including UI (the Credit Facility).  Available credit under the Credit Facility at June, 2013 totaled $208 million for UI.  UI records borrowings under the Credit Facility as short‑term debt, but the Credit Facility provides for longer term commitments from banks allowing UI to borrow and reborrow funds, at its option, until its expiration, thus affording UI flexibility in managing its working capital requirements.

(E) INCOME TAXES

The combined statutory federal and state income tax rates for UI for the three- and nine-month periods ended September 30, 2013 and 2012 was 40.9%.

Differences in the treatment of certain transactions for book and tax purposes occur which cause the rate of UI’s reported income tax expense to differ from the statutory tax rate described above.  The effective book income tax rates for the three- and nine-month periods ended September 30, 2013 were 40.0% and 39.4%, respectively, as compared to 41.3%, for both the three and nine-month periods ended September 30, 2012 respectively.

(G)  PENSION AND OTHER BENEFITS

The United Illuminating Company Pension Plan (the UI Pension Plan) covers the majority of employees of UIL Holdings and UI.  UI also has a non‑qualified supplemental pension plan for certain employees and a non‑qualified retiree‑only pension plan for certain early retirement benefits.  During the nine month period ended September 30, 2013, UI made contributions of $29.0 million.  No further contributions are expected during the remainder of 2013.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

The following table represents the components of net periodic benefit cost for pension and other postretirement benefits (OPEB) as well as the actuarial weighted-average assumptions used in calculating net periodic benefit cost for the three- and nine-month periods ended September 30, 2013 and 2012:

	Three Months Ended September 30,
	Pension Benefits		Other Postretirement Benefits
	2013	2012	2013	2012
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$1,994	$1,666	$308	$256
Interest cost	5,340	5,591	843	926
Expected return on plan assets	(6,589)	(5,841)	(397)	(385)
Amortization of:
Prior service costs	150	161	(13)	(17)
Transition obligation (asset)	-	-	-	98
Actuarial (gain) loss	4,886	3,591	497	340
Settlements (1)	632	-	-	-
Net periodic benefit cost	$6,413	$5,168	$1,238	$1,218

	Nine Months Ended Sptember 30,
	Pension Benefits		Other Postretirement Benefits
	2013	2012	2013	2012
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$5,982	$4,998	$924	$768
Interest cost	16,020	16,773	2,529	2,778
Expected return on plan assets	(19,767)	(17,523)	(1,191)	(1,155)
Amortization of:
Prior service costs	450	483	(39)	(51)
Transition obligation (asset)	-	-	-	294
Actuarial (gain) loss	14,658	10,773	1,491	1,020
Settlements (1)	632	-	-	-
Net periodic benefit cost	$17,975	$15,504	$3,714	$3,654

	Three and Six Months Ended June 30,
	Pension Benefits				Other Postretirement Benefits
	2013		2012		2013		2012
Discount rate	4.00% - 4.25%		5.05% - 5.30%		4.25%		5.30%
Average wage increase	3.80%		3.80%		N/	A	N/	A
Return on plan assets	8.00%		8.00%		8.00%		8.00%
Composite health care trend rate (current year)	N/	A	N/	A	7.50%		8.00%
Composite health care trend rate (2018 forward)	N/	A	N/	A	5.00%		5.00%

(1) Reflects settlement charges resulting from a distribution to a former employee upon retirement
N/A – not applicable

(H)  RELATED PARTY TRANSACTIONS

UI received cash distributions from GenConn of $9.8 million and $17.6 million during the nine-month periods ended September 30, 2013 and 2012, respectively.  Due to timing, UI did not receive any cash distributions from GenConn during the three‑month period ended September 30, 2013 but received distributions of $8.2 million in October of 2013.  UI received cash distributions from GenConn of $4.7 million during the three-month period ended September 30, 2012. See Note (A) “Business Organization and Statement of Accounting Policies – Equity Investments.”

A Director of UIL Holdings holds a beneficial interest in the building located at 157 Church Street, New Haven, Connecticut, where UI leased office space.  In June 2012, a new lease was entered into by UIL Holdings.  UI’s lease payments for this office space for each of the nine month periods ended September 30, 2013 and 2012 totaled $0.1 million and $2.8 million, respectively.  For the three month periods ended September 30, 2013 and 2012, such lease payments were immaterial.  The decrease in lease payments in 2013 is due to a reduction in office space utilized by UI.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Inter-company Transactions

UI receives certain services from, and enters into certain inter-company transactions with, UIL Holdings.  Such services primarily consist of Finance and Accounting, Legal, Information Technology and Human Resources.  Costs of the services that are allocated amongst UI and UIL Holdings are based on actual direct costs incurred by the respective company, which are settled at the end of each month by way of inter-company billings and wire transfers.  As of September 30, 2013 and 2012, the Balance Sheet reflects inter-company receivables of $0.9 million and $0.6 million, respectively, and inter-company payables of $9.2 million and $7.8 million, respectively.

Dividends/Capital Contributions

In 2013 and 2012, UI made wire transfers to UIL Holdings on a quarterly basis in order to maintain its capitalization structure as allowed per the 2008 Rate Case.  For the nine months ended September 30, 2013 and 2012, UI accrued dividends to UIL Holdings of $102.6 million and $39.3 million, respectively.

For the nine months ended September 30, 2013, UI did not receive any equity infusions from UIL Holdings.   For the nine months ended September 30, 2012, UI received equity infusions from UIL Holdings of $100 million.

(J)  COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, UIL Holdings and its subsidiaries are involved in various proceedings, including legal, tax, regulatory and environmental matters, which require management’s assessment to determine the probability of whether a loss will occur and, if probable, an estimate of probable loss.  When assessments indicate that it is probable that a liability has been incurred and an amount can be reasonably estimated, UIL Holdings accrues a reserve and discloses the reserve and related matter.  UIL Holdings discloses matters when losses are probable but for which an estimate cannot be reasonably estimated or when losses are not probable but are reasonably possible.  Subsequent analysis is performed on a periodic basis to assess the impact of any changes in events or circumstances and any resulting need to adjust existing reserves or record additional reserves.

Connecticut Yankee Atomic Power Company

UI has a 9.5% stock ownership share in the Connecticut Yankee Atomic Power Company (Connecticut Yankee), the carrying value of which was $0.1 million as of September 30, 2013.  In 1996, the Board of Directors of Connecticut Yankee voted unanimously to retire the Connecticut Yankee nuclear plant (the Connecticut Yankee Unit) from commercial operation.  Connecticut Yankee updates the cost of its remaining decommissioning activity, which consists primarily of groundwater monitoring and nuclear fuel storage, at least annually, and provides UI with a projected schedule depicting annual costs expected to be billed to UI.

On May 1, 2013, Connecticut Yankee filed an application with FERC to, among other things, reduce its rates and eliminate future decommissioning funding requirements for its owners.  On June 27, 2013, FERC issued a final decision which approved both the proposed rate reduction and the elimination of future decommissioning funding requirements.  As a result, UI’s obligation and corresponding regulatory asset were eliminated at that time.  The final decision also allows Connecticut Yankee to distribute the United States Department of Energy (DOE) damage award, discussed below, to its owners and it incorporates Connecticut Yankee’s proposed periodic review mechanism related to the continued adequacy of the Nuclear Decommissioning Trust to meet its financial obligations.

DOE Spent Fuel Litigation

The Nuclear Waste Policy Act of 1982 (the Act) requires the DOE to dispose of spent nuclear fuel and other high-level waste (Nuclear Waste) from nuclear generating plants.  In 1983, Connecticut Yankee and the DOE entered into a standard disposal contract mandated by the Act which required the DOE to begin disposing of Connecticut Yankee’s Nuclear Waste by the end of January 1998.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

In 1998, Connecticut Yankee filed claims in the United States Court of Federal Claims seeking damages resulting from the breach of the 1983 contracts by the DOE.  In September 2010, the court issued its decision and awarded Connecticut Yankee damages of $39.7 million for its spent fuel-related costs through 2001.  In May 2012, the United States Court of Appeals affirmed the September 2010 United States Court of Federal Claims award.  Connecticut Yankee has received payment of the damage award and, in light of its ownership share, in July 2013 UI received approximately $3.8 million of such award which will be refunded to customers.

In December 2007, Connecticut Yankee filed a second set of complaints with the United States Court of Federal Claims against the DOE seeking unspecified damages incurred since January 1, 2002 for the DOE’s failure to remove Connecticut Yankee’s spent fuel.  In July 2009, Connecticut Yankee provided the DOE with a second set of damage claims totaling approximately $135 million for damages incurred from January 1, 2002 through December 31, 2008.  In November 2013, the court issued its decision and awarded Connecticut Yankee damages of $126.3 million. The DOE has up to 60 days to file for an appeal of the decision. In light of its ownership share, UI would receive approximately $12.0 million of such award which would be refunded to customers.    In August 2013, Connecticut Yankee filed a third set of complaints with the United States Court of Federal Claims against the DOE seeking unspecified damages incurred since January 1, 2009.  As an interim measure until the DOE complies with its contractual obligation to dispose of Connecticut Yankee’s spent fuel, Connecticut Yankee constructed an independent spent fuel storage installation (ISFSI), utilizing dry-cask storage, on the site of the Connecticut Yankee Unit and completed the transfer of its Nuclear Waste to the ISFSI in 2005.

Environmental Matters

In complying with existing environmental statutes and regulations and further developments in areas of environmental concern, including legislation and studies in the fields of water quality, hazardous waste handling and disposal, toxic substances, climate change and electric and magnetic fields, UIL Holdings and its wholly-owned direct and indirect subsidiaries may incur substantial capital expenditures for equipment modifications and additions, monitoring equipment and recording devices, as well as additional operating expenses.  The total amount of these expenditures is not now determinable.  Environmental damage claims may also arise from the operations of UIL Holdings’ subsidiaries.  Significant environmental issues known to UIL Holdings at this time are described below.

Site Decontamination, Demolition and Remediation Costs

In June 2006, UI executed an agreement with the City of Bridgeport and its Redevelopment Authority (the City) to transfer title of UI’s Steel Point property to the City.  Pursuant to a Memorandum of Understanding (MOU) among UI, the City, and the City’s selected developer for the property, the City and the developer released UI from any further liability with respect to the Steel Point property after title transferred, and the City and/or the developer has indemnified UI for environmental matters related to the Steel Point property.  The Steel Point property includes the land up to the bulkhead.  The MOU provides that there is no indemnity for liability related to contaminated harbor sediments, and UI is not aware of any such claims.  UI would seek to recover any uninsured costs related to such sediments that are UI’s responsibility, to the extent incurred, through the CTA, in accordance with the ratemaking treatment approved in PURA’s July 2006 decision.

A former generation site on the Mill River in New Haven owned by UI (English Station) was conveyed in 2000 by UI to an unaffiliated entity, Quinnipiac Energy LLC (QE), reserving to UI permanent easements for the operation of its transmission facilities on the site.  At the time of the sale, a fund of approximately $1.9 million, an amount equal to the then-current estimate for remediation, was placed in escrow for purposes of bringing soil and groundwater on the English Station site into compliance with applicable environmental laws.  As of June 30, 2013, approximately $0.1 million of the escrow fund remained.  In 2006, QE sold the property to Evergreen Power, LLC (Evergreen Power) and Asnat Realty LLC (Asnat).  In January 2012, Evergreen Power and Asnat filed a lawsuit in federal district court in Connecticut against UI seeking, among other things: (i) an order directing UI to reimburse the plaintiffs for costs they have incurred and will incur for the testing, investigating and remediation of hazardous substances at the English Station site and (ii) an order directing UI to investigate and remediate the site.  In May 2012, UI filed an answer and counterclaims, and the plaintiffs filed an answer to UI’s counterclaims.  In July 2012, Evergreen Power and Asnat filed a motion for partial summary judgment with respect to UI’s liability under the federal Comprehensive Environmental Response, Compensation, and Liability Act.  On October 12, 2012, the

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

motion for summary judgment was denied without prejudice.  UI’s knowledge of the current conditions at the English Station site is insufficient to make a reliable update of the original $1.9 million remediation estimate.  Management cannot presently assess the potential financial impact, if any, of the suit, and thus has not recorded a liability related to it.

On April 8, 2013, DEEP issued an administrative order addressed to UI, QE, Evergreen Power, Asnat and others, ordering the parties to take certain actions related to investigating and remediating the English Station site.  Mediation is scheduled to take place in the fourth quarter of 2013.  At this time, management cannot predict the financial impact on UI of the DEEP order or other matters relating to this site.

In April 1999, UI completed the sale of its Bridgeport Harbor Station and New Haven Harbor Station generating plants in compliance with Connecticut’s electric utility industry restructuring legislation.  With respect to the portion of the New Haven Harbor Station site that UI retained, UI has performed an additional environmental analysis, indicating that approximately $3.2 million in remediation expenses will be incurred.  Actual remediation costs may be higher or lower than what is currently estimated.  The required remediation is virtually all on transmission‑related property and UI has accrued these estimated expenses, which were recovered in transmission rates.

From 1961 to 1976, UI owned a parcel of property in Derby, Connecticut, on which it operated an oil‑fired electric generating unit.  For several years, DEEP has been monitoring and remediating a migration of fuel oil contamination from a neighboring parcel of property into the adjacent Housatonic River.  Based on its own investigation to date, UI believes it has no responsibility for this contamination.  If regulatory agencies determine that UI is responsible for the cost of these remediation activities, UI may incur substantial costs, no estimate of which is currently available.

Middletown/Norwalk Transmission Project

The general contractor and two subcontractors responsible for civil construction work in connection with the installation of UI’s portion of the Middletown/Norwalk Transmission Project’s underground electric cable system filed lawsuits in Connecticut state court on September 22, 2009, March 23, 2009 and January 25, 2010, respectively.  The claims, as revised by the general contractor in October 2011, sought payment for change order requests of approximately $33.3 million, a 10% general contractor mark-up on any approved subcontractor change order claims (approximately $2.3 million), interest, costs, and attorneys' fees.  In December 2011, UI settled claims brought by the two subcontractors and their respective lawsuits were dismissed with prejudice, reducing UI’s estimate of the general contractor’s claims to approximately $7.7 million, exclusive of the contractor’s claims for interest, costs, and attorneys’ fees.    UI also is pursuing an indemnification claim against the general contractor for the payments made in settlement to the two subcontractors.

On September 3, 2013, a Memorandum of Decision was issued by the court finding for UI on all claims but one related to certain change orders, and ordering UI to pay the Contractor approximately $1.3 million, which has been accrued.  The decision also found against UI on the indemnification claims.  On October 22, 2013, the general contractor filed an appeal of the Court’s ruling.  UI expects to recover any amounts paid to resolve the contractor and subcontractor claims through UI’s transmission revenue requirements.

(K) FAIR VALUE MEASUREMENTS

As required by ASC 820 “Fair Value Measurements and Disclosures,” financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  UIL Holdings’ assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following tables set forth the fair value of UIL Holdings’ financial assets and liabilities, other than pension benefits and other postretirement benefits, as of September 30, 2013 and September 30, 2012.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
September 30, 2013	(In Thousands)
Assets:
Derivative assets	$-	$-	$54,822	$54,822
Supplemental retirement benefit trust life insurance policies	-	7,317	-	7,317
	$-	$7,317	$54,822	$62,139

Liabilities:
Derivative liabilities	$-	$-	$202,577	$202,577
Long-term debt	-	844,326	-	844,326
	$-	$844,326	$202,577	$1,046,903

Net fair value assets/(liabilities), June 30, 2013	$-	$(837,009)	$(147,755)	$(984,764)

September 30, 2012
Assets:
Derivative assets	$-	$-	$80,428	$80,428
Supplemental retirement benefit trust life insurance policies	-	6,375	-	6,375
	$-	$6,375	$80,428	$86,803

Liabilities:
Derivative liabilities	$-	$-	$256,893	$256,893
Long-term debt	-	899,875	-	899,875
	$-	$899,875	$256,893	$1,156,768
Net fair value assets/(liabilities), June 30, 2012
	$-	$(893,500)	$(176,465)	$(1,069,965)

Fair value measurements categorized in Level 3 of the fair value hierarchy are prepared by individuals with expertise in valuation techniques, pricing of energy and energy-related products, and accounting requirements.  The derivative assets and liabilities consist primarily of CfDs.    The determination of fair value of the CfDs was based on a probability-based expected cash flow analysis that was discounted at the September 30, 2013 or December 31, 2012 risk-free interest rates, as applicable, and an adjustment for non-performance risk using credit default swap rates.  Certain management assumptions were required, including development of pricing that extended over the term of the contracts.  UIL Holdings believes this methodology provides the most reasonable estimates of the amount of future discounted cash flows associated with the CfDs.  Additionally, on a quarterly basis, analytics are performed to ensure that the fair value of the derivatives is consistent with changes, if any, in the various fair value model inputs.  Additional quantitative information about Level 3 fair value measurements is as follows:

	Unobservable Input	Range

Contracts for differences	Risk of non-performance	0.33% - 0.92%
	Discount rate	2.02% - 2.83%
	Forward pricing ($ per MW)	$1.40 - $9.83

Significant isolated changes in the risk of non-performance, the discount rate or the contract term pricing would result in an inverse change in the fair value of the CfDs.

In addition, UIL performed an assessment of risks related to obtaining regulatory, legal and siting approvals, as well as obtaining financing resources and ultimately attaining commercial operation.   PURA has determined that changes in fair value associated with the CfDs are fully recoverable.  As a result, such changes have no impact on UIL Holdings’ net income.

The determination of the fair value of the supplemental retirement benefit trust life insurance policies was based on quoted prices as of September 30, 2013 and December 31, 2012 in the active markets for the various funds within which the assets are held.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Long-term debt is carried at cost on the consolidated balance sheet.  The fair value of long-term debt as displayed in the table above is based on evaluated prices that reflect significant observable market information such as reported trades, actual trade information of similar securities, benchmark yields, broker/dealer quotes of new issue prices and relevant credit information.

The following tables set forth a reconciliation of changes in the fair value of the assets and liabilities above that are classified as Level 3 in the fair value hierarchy for the nine-month period ended September 30, 2013.

Nine Months Ended
September 30, 2013

Net fair value assets/(liabilities), December 31, 2012	$(176,605)
Unrealized gains and (losses), net
Included in regulatory assets/(liabilities)	28,850
Net fair value assets/(liabilities), September 30, 2013	$(147,755)

Change in unrealized gains (losses), net relating to net fair value assets/(liabilities), still held as of June 30, 2013	$28,850

The following table sets forth a reconciliation of changes in the net regulatory asset/(liability) balances that were established to recover any unrealized gains/(losses) associated with the CfDs for the nine-month period ended September 30, 2013.  The amounts offset the net CfDs liabilities included in the derivative liabilities detailed above.

Nine Months Ended
September 30, 2013
(In Thousands)

Net regulatory assets/(liabilities), December 31, 2012	$176,605
Unrealized (gains) and losses, net	(28,850)
Net regulatory assets/(liabilities), September 30, 2013	$147,755